Exhibit 10.5

March 14, 2017

Mr. Christopher Guinta

Dear Chris:

It is with great pleasure that we extend to you an offer to join NFE Management, LLC and its affiliates (“NFE” or the “Company”), as set forth below.  This letter is referred to herein as the “Letter Agreement.”

Title:	Chief Financial Officer. You will devote your full working time to the Company.

Start Date:
Your employment under this Letter Agreement will commence on April 10, 2017 (the “Start Date”), contingent upon your successful completion of the Company’s background check (whether completed prior to or following the Start Date), which background check was previously authorized by you.

Location of Employment:
You will be an employee of the Company at its office in New York City, New York.  You understand and agree that the Company’s business is worldwide and in performing your duties hereunder for the Company, you will be required to travel to the Company’s other business locations, both domestically and internationally.

Compensation:
Your base salary will be paid at the rate of $350,000 per annum (the base salary in effect from time to time, the “Base Salary”), payable in accordance with the regular payroll practices of the Company.  This means that you will be paid your base salary on a semi-monthly basis. The Base Salary shall be reviewed annually and may be increased from time to time at the Company’s sole discretion.  The Company reserves the right to modify its payroll practices and payroll schedule at its sole discretion.

You will receive a signing bonus in the amount of $75,000 payable through the regular payroll practices of the Company on or about thirty (30) days following the Start Date.  Please note that should you resign your employment with the Company or be terminated for Cause (as hereinafter defined) prior to the first anniversary of the Start Date, you will be required to repay this signing bonus to the Company in full within thirty (30) days following the effective date of your termination of employment.

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Mr. Christopher Guinta

In addition, you are eligible to receive, as additional compensation, a discretionary annual bonus.  Your target annual bonus will be up to 125% of the Base Salary, which discretionary bonus (if any) will be paid no later than March 15 of the immediately subsequent calendar year.  For calendar year 2017 you will receive a guaranteed minimum bonus of $250,000, which will be paid no later than March 15, 2018 (the actual bonus amount, the “2017 Bonus”).  Payment of a discretionary bonus in any given fiscal or calendar year does not entitle you to additional compensation or any such bonus in any subsequent year.  In order to be eligible for any bonus while employed at the Company (including the 2017 Bonus), you must be an active employee at, and not have given or received notice of termination prior to, the time of the bonus payment.

Equity Based Compensation:
Subject to the Company’s adoption of a definitive equity plan, you will be entitled to a long-term incentive compensation award in NFE (the “Award”), subject to your execution of definitive documentation governing such Award, under which you will receive a grant with the value of $2,500,000.  The Award shall not entitle you in any manner to continued employment with the Company.  You acknowledge and agree that this paragraph is only a summary of the Award, and that the definitive legal terms of your grant will be set forth in the related Award documentation, which will supersede the description in this paragraph for all purposes (provided that the terms of the Award shall not be inconsistent with any term set forth in this “Equity Based Compensation” paragraph).

Representations:
You represent that on the Start Date, you will be free to accept employment hereunder without any contractual restrictions, express or implied, with respect to any of your prior employers.  You represent that you have not taken or otherwise misappropriated and you do not have in your possession or control any confidential and proprietary information belonging to any of your prior employers or connected with or derived from your services to prior employers.  You represent that you have returned to all prior employers any and all such confidential and proprietary information.  You further acknowledge that the Company has informed you that you are not to use or cause the use of such confidential or proprietary information in any manner whatsoever in connection with your employment by the Company.  You agree that you will not use such information.  You represent that you are not currently a party to any pending or threatened litigation with any former employer or business associate.  You shall indemnify and hold harmless the Company from any and all claims arising from any breach of the representations and warranties in this “Representations” section.

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Mr. Christopher Guinta

You represent that you understand that this Letter Agreement sets forth the terms and conditions of your employment relationship with the Company and as such, you have no express or implied right to be treated the same as or more favorably than any other employee of the Company or any of its affiliates with respect to any matter set forth herein based on the terms or conditions of such person’s employment relationship with the Company or any of its affiliates.  You further agree to keep the terms of this Letter Agreement confidential and not to disclose any of the terms or conditions hereof to any other person, including any employee of the Company, except to the extent such disclosure is protected by applicable law, to your attorney or accountant or, upon the advice of counsel after notice to the Company, as may be required by law.

Work Authorization:
Employment with the Company is contingent upon your unrestricted authorization to work in the United States and providing documentation establishing your identity and authority to work within the time period specified by law.

Set-off:
You hereby acknowledge and agree, without limiting the Company’s rights otherwise available at law or in equity, that, to the extent permitted by law, any or all amounts or other consideration payable by any affiliate of the Company pursuant to the provisions hereof or pursuant to any other agreement with the Company or any of its affiliates, may be set-off against any or all amounts or other consideration payable by you to the Company or any of its affiliates or to the Company or any of its affiliates under any other agreement between you and the Company or any of its affiliates; provided that any such set-off does not result in a penalty under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

Policies and Procedures:
You agree to comply fully with all the Company policies and procedures applicable to employees, as amended and implemented from time to time, including, without limitation, tax, regulatory and compliance procedures.

Employment Relationship:
This Letter Agreement is not a contract of employment for any specific period of time, and subject to the notice provisions herein, your employment is “at will” and may be terminated by you or by the Company at any time for any reason or no reason whatsoever.  In each case where the term “the Company” is used in this Letter Agreement it shall mean, in addition to the Company, any affiliate of the Company by whom you may be employed on a full-time basis at the applicable time.

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Mr. Christopher Guinta

You agree to provide the Company with at least ninety (90) days’ advance written notice of your resignation of employment (the “Notice Period,” which Notice Period shall be considered a “Protective Covenant” (as hereinafter defined) for purposes of this Letter Agreement).  The Company may, in its sole discretion, direct you to cease performing your duties, refrain from entering the Company’s offices and restrict your access to the Company systems, trade secrets and confidential information, in each case during all or part of the Notice Period.  During the Notice Period, you shall continue to be an employee of the Company, the Company shall continue to pay you your base salary and benefits, and you shall be entitled to all other benefits and entitlements (subject to clause (iii) below) as an employee until the end of the Notice Period (although you acknowledge that (i) you shall not be entitled to receive a bonus not already paid prior to the commencement of the Notice Period; (ii) your base salary, benefits, and entitlements shall cease if you breach any of your agreements with or obligations to the Company or its affiliates, including, without limitation, those “Protective Covenants” set forth below and incorporated herein; (iii) you will not accrue any further Paid Time Off during the Notice Period, and during the Notice Period you will use any and all accrued, unused Paid Time Off you may have as of the commencement of the Notice Period; and (iv) such Notice Period shall be disregarded for purposes of the vesting of equity, if any).

Benefits:
Effective on the Start Date, you (and your spouse, registered domestic partner and/or eligible dependents, if any) shall be entitled to participate in the same manner as other employees of the Company in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided to hereunder.  Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.  Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

Paid Time Off:	Paid Time Off may be taken at such times and intervals as you determine, subject to the business needs of the Company and in accordance with the Company’s policies as in effect from time to time.

Protective Covenants:
You shall not, directly or indirectly, without prior written consent of the Company, at any time during your employment hereunder, provide consultative services to, own, manage, operate, join, control, participate in, be engaged in, employed by or be connected with, any business, individual, partner, firm, corporation, or other entity that directly or indirectly competes with (any such action, individually, and in the aggregate, to “compete with”), any member of the Company Group (as hereinafter defined).  Notwithstanding anything else herein, the mere “beneficial ownership” by you, either individually or as a member of a “group” (as such terms are used in Rule 13(d) issued under the United States Securities Exchange Act of 1934, as amended from time to time) of not more than five percent (5%) of the voting stock of any public company shall not be deemed a violation of this Letter Agreement.

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Mr. Christopher Guinta

You hereby agree that if you resign your employment or are terminated for Cause (as hereinafter defined), for twelve (12) months thereafter (which twelve (12) month period shall be inclusive of the Notice Period (as defined above)), you shall not directly or indirectly provide consultative services to, own, manage, operate, join, control, be employed by, participate in, or be connected with, any business, individual, partner, firm, corporation, or other entity that directly or indirectly competes with the business of the Company Group.

You further agree that you shall not, directly or indirectly, for your benefit or for the benefit of any other person (including, without limitation, an individual or entity), or knowingly assist any other person to during your employment with the Company and for twelve (12) months thereafter, in any manner, directly or indirectly:

(a) hire or Solicit (as hereinafter defined) the employment or services of any person who provided services to the Company or any member of the Company Group, as an employee, independent contractor or consultant at the time of termination of your employment with the Company, or within six (6) months prior thereto;

(b) Solicit any person who is an employee of the Company or any member of the Company Group to resign from the Company or any member of the Company Group or to apply for or accept employment with any enterprise;

(c) accept employment or work, in any capacity (including as an employee, consultant or independent contractor), with any firm, corporation, partnership or other entity that is, directly or indirectly, owned or controlled by any Former Employee of the Company involving, directly or indirectly, the provision of services that are competitive with the Company or are substantially similar to the services that you provided to the Company at any time during the twelve months prior to your termination of employment with the Company;

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Mr. Christopher Guinta

(d) Solicit or otherwise attempt to establish any business relationship (in connection with any business in competition with the Company or any member of the Company Group) with any limited partner, investor, person, firm, corporation or other entity that is, at the time of your termination of employment, or was a Client, Investor or Business Partner of the Company or any member of the Company Group; or

(e) Interfere with or damage (or attempt to interfere with or damage) any relationship between the Company and any member of the Company Group and the respective Clients, Investors, Business Partners, or employees of the foregoing entities.

For purposes of this Letter Agreement, the term “Solicit” means (a) active solicitation of any Client, Investor, or Business Partner or Company employee; (b) the provision of non-public information regarding any Client, Investor, or Business Partner or Company employee to any third party where such information could be useful to such third party in attempting to obtain business from such Client, Investor, or Business Partner or attempting to hire any such Company employee; (c) participation in any meetings, discussions, or other communications with any third party regarding any Client, Investor, or Business Partner or Company employee where the purpose or effect of such meeting, discussion or communication is to obtain business from such Client, Investor, or Business Partner or employ such Company employee; or (d) any other passive use of non-public information about any Client, Investor, or Business Partner, or Company employee which has the purpose or effect of assisting a third party to obtain business from Clients, Investors, or Business Partners, assisting a third party to hire any Company employee or causing harm to the business of the Company.

For purposes of this Letter Agreement, the term “Client,” “Investor,” or “Business Partner” shall mean (A) anyone who is or has been a Client, Investor, or Business Partner of any member of the Company Group during your employment, but only if you had a direct relationship with, supervisory responsibility for or otherwise were involved with such Client, Investor, or Business Partner during your employment with the Company; and (B) any prospective Client, Investor, or Business Partner to whom any member of the Company Group made a new business presentation (or similar offering of services) at any time during the one-year period immediately preceding, or six-month period immediately following, your employment termination (but only if initial discussions between any member of the Company Group and such prospective Client, Investor, or Business Partner relating to the rendering of services occurred prior to the termination date, and only if you participated in or supervised such presentation and/or its preparation or the discussions leading up to it).

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Mr. Christopher Guinta

For purposes of this Letter Agreement, the term “Former Employee” shall mean anyone who was an employee of or exclusive consultant to any member of the Company Group as of, or at any time during the one-year period immediately preceding, the termination of your employment.

Any works of authorship, databases, discoveries, developments, improvements, computer programs, or other intellectual property, etc. (“Works”) that you make or conceive, or have made or conceived, solely or jointly, during the period of your employment with the Company, whether or not patentable or registerable under copyright, trademark or similar statutes, which either (i) are related to or useful in the current or anticipated business or activities of any member of the Company Group; (ii) fall within your responsibilities as employed by the Company; or (iii) are otherwise developed by you through the use of the confidential information, equipment, software, or other facilities or resources of any member of the Company Group or at times during which you are or have been an employee constitute “work for hire” under the United States Copyright Act, as amended.  If for any reason any portion of the Works shall be deemed not to be a “work for hire,” then you hereby assign to the Company all rights, title and interest therein and shall cooperate to establish the Company’s ownership rights, including the execution of all documents necessary to establish the Company’s exclusive ownership rights.

As a condition of employment, you will be required to sign a confidentiality and proprietary rights agreement, in a form acceptable to the Company, and that agreement shall remain in full force and effect after it is executed and following termination of your employment for any reason with the Company or any of its affiliates.  The obligations set forth in such agreement shall be considered “Protective Covenants” for purposes of this Letter Agreement and are incorporated herein by reference.

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Mr. Christopher Guinta

The provisions set forth above in (or incorporated into) this “Protective Covenants” section, together with the Notice Period above, are collectively referred to in this Letter Agreement as the “Protective Covenants” (and each is a “Protective Covenant”).

“Cause” means (i) your willful misconduct or gross negligence in the performance of your duties to the Company; (ii) your failure to perform your duties to the Company or to follow the lawful directives of the Board of Directors of the Company (the “Board”); (iii) your commission of, indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) your failure to cooperate in any audit or investigation of the business or financial practices of any member of the Company or any of its affiliates or any facility managed by any of the foregoing entities (collectively, the “Company Group”); (v) your performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the property of any member of the Company Group; or (vi) your breach of this Letter Agreement or any other agreement with a member of the Company Group, including (without limitation), a violation of the code of conduct or other written policy of such entity.

Governing Law:
This Letter Agreement will be covered by and construed in accordance with the laws of New York, without regard to the conflicts of laws provisions thereof.  YOU HEREBY AGREE THAT EXCLUSIVE JURISDICTION WILL BE IN A COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK AND WAIVE OBJECTION TO THE JURISDICTION OR TO THE LAYING OF VENUE IN ANY SUCH COURT.

Section 409A:
The intent of the parties to this Letter Agreement is that payments and benefits hereunder comply with Section 409A of the Internal Revenue Code of 1986, as amended, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Letter Agreement shall be interpreted and administered to be in compliance therewith.

Miscellaneous; Acknowledgements; Protective Covenants Severable; Remedies Cumulative; Subsequent Employment Notice; Obligations; No Waiver; Cooperation; Withholding:
If you commit a breach or are about to commit a breach, of any of the Protective Covenants provisions hereof, the Company shall have the right to have the provisions of this Letter Agreement specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.  In addition, the Company may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

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Mr. Christopher Guinta

The parties acknowledge that (i) the type and periods of restriction imposed in the Protective Covenants are fair and reasonable and are reasonably required in order to protect and maintain the proprietary interests of the Company or other legitimate business interests and the goodwill associated with the business of the Company; (ii) the time, scope, geographic area and other provisions of the Protective Covenants have been specifically negotiated by sophisticated commercial parties, and (iii) because of the nature of the business engaged in by the Company and the fact that investors can be and are serviced and investments can be and are made by the Company wherever they are located, it is impractical and unreasonable to place a geographic limitation on the agreements made by you.  You acknowledge and agree that the Company has advised you to seek legal counsel.

If any of the covenants contained in the Protective Covenants, or any part thereof, is held to be unenforceable by reason of it extending for too great a period of time or over too great a geographic area or by reason of it being too extensive in any other respect, the parties agree (x) such covenant shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographic areas as to which it may be enforceable and/or over the maximum extent in all other respects as to which it may be enforceable, all as determined by the court making such determination and (y) in its reduced form, such covenant shall then be enforceable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made.  Each of the covenants and agreements contained in the Protective Covenants is separate, distinct and severable.

All rights, remedies and benefits expressly provided for in this Letter Agreement are cumulative and are not exclusive of any rights, remedies or benefits provided for by law or in this Letter Agreement, and the exercise of any remedy by a party hereto shall not be deemed an election to the exclusion of any other remedy (any such claim by the other party being hereby waived).

The existence of any claim, demand, action or cause of action of you against the Company or any of its affiliates, whether predicated on this Letter Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of each Protective Covenant.  The unenforceability of any Protective Covenant shall not affect the validity or enforceability of any other Protective Covenant or any other provision or provisions of this Letter Agreement.  The temporal duration of the Protective Covenants shall not expire, and shall be tolled, during any period in which you are in violation of any of such Protective Covenants, and all such restrictions shall automatically be extended by the period of your violation of any such restrictions.

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Mr. Christopher Guinta

Prior to accepting employment with any person, firm, corporation or other entity during your employment by the Company or any of its affiliates or any period thereafter that you are subject to any of the Protective Covenants, you shall notify the prospective employer in writing of your obligations under such provisions.

The failure of a party to this Letter Agreement to insist upon strict adherence to any term hereof on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Letter Agreement.

This Letter Agreement, and all of your rights and duties hereunder, shall not be assignable or delegable by you.  Any purported assignment or delegation by you in violation of the foregoing shall be null and void ab initio and of no further force and effect.  This Letter Agreement may be assigned by the Company to any affiliate thereof or to a person or entity which is an affiliate or successor in interest to all or substantially all of the business operations of the Company.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate person or entity.

You shall provide reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during your employment.  This provision shall survive any termination of this Letter Agreement.

The Company may withhold from any amounts and benefits due to you under this Letter Agreement such Federal, state and local taxes as may be required or permitted to be withheld pursuant to any applicable law or regulation.

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Mr. Christopher Guinta

This Letter Agreement contains the entire understanding of the parties and may be modified only in a document signed by the parties and referring explicitly to this Letter Agreement.  If any provision of this Letter Agreement is determined to be unenforceable, the remainder of this Letter Agreement shall not be adversely affected thereby.  In executing this Letter Agreement, you represent that you have not relied on any representation or statement not set forth herein, and you expressly disavow any reliance upon any such representations or statements.  Without limitation to the foregoing, you represent that you understand that you shall not be entitled to any equity interest, profits interest or other interest in the Company or any of its affiliates, including any fund, account or business managed by any of them, except as expressly set forth in this Letter Agreement or in another writing signed by the Company.  The Company’s affiliates are intended beneficiaries under this Letter Agreement.

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Mr. Christopher Guinta

If you agree with the terms of this Letter Agreement and accept this offer of employment, please sign and date this Letter Agreement in the space provided below and return a copy to Michael Reed at mreed@fortress.com, to indicate your acceptance.  We look forward to you joining the Company.

This Letter Agreement may be signed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Sincerely,
NFE MANAGEMENT LLC

By:	/s/ Randal A. Nardone

AGREED AND ACCEPTED AS OF
MARCH 15, 2017

/s/ Christopher Guinta
Christopher Guinta

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